EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated February 24, 2012, relating to the consolidated financial statements and financial statement schedules of Hartford Life Insurance Company (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting and reporting for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010, and for other-than-temporary impairments as required by accounting guidance adopted in 2009) appearing in this Annual Report on Form 10-K of Hartford Life Insurance Company for the year ended December 31, 2011.

Form S-3 Registration Nos.

333-133693

333-133694

333-133695

333-133707

333-157272

333-163640

333-165129

DELOITTE & TOUCHE LLP

Hartford, Connecticut

February 24, 2012